Report of Independent Accountants

The Board of Directors and Stockholders of
Alliance Entertainment Corp.

     We have audited the accompanying consolidated balance sheets of Alliance Entertainment Corp. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Entertainment Corp. and subsidiaries as of December 31, 1996 and 1997, and the consolidated result of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 3 to the consolidated financial statements, on July 14, 1997, the Company, together with fourteen of its wholly-owned subsidiaries, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The Company is currently operating its business as a Debtor-in-Possession under the jurisdiction of the Bankruptcy Court, and continuation of the Company as a going concern is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of requisite parties under the United States Bankruptcy Code and confirmation of the Bankruptcy Court, the ability to comply with its debtor-in-possession financing agreement, and the Company's ability to generate sufficient cash from operations and obtain financing sources to meet its future obligations. In addition, the Company has experienced recurring operating losses, working capital deficiencies, negative operating cash flows and is currently in default under substantially all of its debt agreements. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address these matters are described in Note 3. In the event a plan of reorganization is accepted, continuation of the business thereafter is dependent on the Company's ability to achieve sufficient cash flow to meet its restructured debt obligations. As discussed in Note 5, in the absence the approval and confirmation of the Company's plan of reorganization within the time frame contemplated by the Company's operating plan (i.e., by August 1, 1998), as a result of the seasonality of the Company's business and attendant liquidity constraints, it will be likely that the Company will not be able to met the requirements of its debtor-in-possession financing agreement and that the Company will need to seek additional sources of financing to continue as a going concern. The accompanying financial statements not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties.

Coopers & Lybrand L.L.P.

April 3, 1998
Miami, Florida

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                                (DEBTOR-IN-POSSESSION)
                              CONSOLIDATED BALANCE SHEETS
                                      DECEMBER 31,
                     (Amounts in Thousands, Except Share Data)
                                                           1996        1997
                                                        ---------- -----------
                   ASSETS
CURRENT ASSETS
   Cash and cash equivalents                            $   8,669  $    6,592
   Accounts receivable, less allowance for doubtful
      accounts of 1996 $15,538;  1997 $44,079             173,619      96,659
   Inventory                                              164,380      67,044
   Advances and other prepaid expenses                     22,739       9,215
   Refundable income taxes                                 11,260       2,159
   Deferred income taxes                                    5,798         557
                                                       ---------- -----------
        Total current assets                              386,465     182,226
                                                       ---------- -----------
INVESTMENTS, at cost                                        1,100       1,144
PROPERTY AND EQUIPMENT                                     33,793      27,888
COPYRIGHTS, less accumulated amortization                  62,917      45,956
COST IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED,
   less accumulated amortization                           93,727      53,378
COVENANTS NOT TO COMPETE, less accumulated
   amortization                                             8,366       3,661
DEFERRED INCOME TAXES                                       9,798           9
OTHER ASSETS, less accumulated amortization                16,916       5,517
                                                         --------   ---------
TOTAL ASSETS                                            $ 613,082  $  319,779
                                                       ==========   =========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
   Notes payable                                        $  72,671  $   61,681
   Current maturities of long-term debt                     8,305       3,790
   Current obligations under capital leases                   582         348
   Accounts payable and accrued expenses                  267,187      61,698
   Income taxes payable                                       826         328
                                                       ---------- -----------
        Total current liabilities                         349,571     127,845
                                                       ---------- -----------
LONG-TERM DEBT                                            236,215      20,265
OBLIGATIONS UNDER CAPITAL LEASES                            1,133         896
DEFERRED INCOME TAXES                                       9,109       5,457
LIABILITIES SUBJECT TO SETTLEMENT
   UNDER THE REORGANIZATION CASE                             -        430,763
COMMITMENTS
STOCKHOLDERS' EQUITY (DEFICIT)
   Series A convertible preferred stock, $.01 par value,
      886,240 shares authorized, shares issued and
      outstanding 1996 and 1997 422,500
      ($47,185 liquidation preference)                          4           4
   Series B convertible preferred stock, $.01 par value,
      300,000 shares authorized, shares issued and
      outstanding  1996 and 1997 57,500                         1           1
      ($6,109 liquidation preference)
   Common stock, $.0001 par  value, 100,000,000
      shares authorized, shares issued and outstanding
      1996 44,764,853; 1997 44,995,205                          4           4
   Additional paid-in capital                             146,665     146,965
   Employee notes for stock purchases                         (67)        (52)
   Accumulated deficit                                   (131,286)   (413,743)
   Foreign currency translation adjustment                  1,733       1,374
                                                       ---------- -----------
        Total stockholders' equity (deficit)               17,054    (265,447)
                                                       ---------- -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 613,082  $  319,779
(DEFICIT)
                                                       ========== ===========

        The accompanying notes are an integral part of these financial statements.

                ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                                (DEBTOR-IN-POSSESSION)
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                           YEAR ENDED DECEMBER 31,
                 (Amounts in Thousands, Except Share Data)
                                        1995            1996           1997
                                     ----------      -----------     -----------
Net sales                            $ 720,325       $    691,099    $  411,097
Cost of sales                          575,552            603,721       385,677
                                     ----------      -------------   -----------
        Gross profit                   144,773             87,378        25,420
Selling, general and
   administrative expenses              97,496            144,402       112,569
Restructuring and asset
   impairment charges                     -                62,498       109,194
Amortization of intangible assets       10,500             12,568        29,522
                                     ----------      -------------   -----------
                                       107,996            219,468       251,285
                                     ----------      -------------   -----------
                                        36,777           (132,090)     (225,865)
                                     ----------      -------------   -----------
Reorganization items                      -                  -           14,476
Other income (expense)
   Amortization of deferred
           financing costs              (1,325)            (1,903)       (2,350)
   Other income (expense) - net         (1,218)             3,198        (1,970)
   Interest expense                    (22,142)           (33,760)      (26,771)
                                     ----------      -------------   -----------
                                       (24,685)           (32,465)      (31,091)
                                     ----------      -------------   -----------
      Income (loss) before
      income taxes                      12,092           (164,555)     (271,432)
Provision (benefit) for income taxes     6,820            (15,900)       11,025
                                     ----------      -------------   -----------
      Net income (loss)              $   5,272        $  (148,655)   $ (282,457)
                                     ==========      =============   ===========
Income (loss) per common share
   Basic                             $     .16        $     (3.82)   $   (6.37)
                                     ==========      =============   ===========
   Diluted                           $     .13        $     (3.82)   $   (6.37)
                                     ==========      =============   ===========
Net income (loss) applicable
 to common stock used in
 computing earnings (loss)
 per common share                    $   5,272        $  (150,877)   $ (286,180)
                                     ==========      =============   ===========
Weighted average number of shares of
   common stock outstanding          39,099,500        39,540,216     44,940,256
                                     ===========     =============   ===========
Supplemental information
   Additional interest expense,
   absent the Chapter 11 filing      $    -           $    -         $     7,008
                                     ===========     =============   ===========

        The accompanying notes are an integral part of these financial statements.

                              ALLIANCE ENTERTAINMENT CORP. AND SUBISIDIARIES
                                        (DEBTOR-IN-POSSESSION)
                       CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                         YEAR ENDED DECEMBER 31,
                                 (Amounts in Thousands, Except Share Data)
                                 Capital Stock Issued                                Employee                    Foreign
                        ---------------------------------------------   Additional   Notes for   Retained        Currency
                           Series A           Series B     Common         Paid-In      Stock     Earningscit)  Translation
                         Preferred Stock  Preferred Stock   Stock         Capital    Purchase    (Deficit)      Adjustment
                        ----------------------------------------------- ------------ ---------   ------------- -------------
Balance at
    December 31, 1994    $    -           $    -           $        3   $   55,963   $    (67)   $    12,097   $      435

   Issuance of 147,309
    shares of common
    stock for purchase
    of company                -                -                    -        1,300          -              -            -
   Exercise of options
    for 125,000 shares
    of common stock in
    exchange for employee
    notes                     -                -                    -           15        (15)             -            -
   Payment of employee note   -                -                    -            -         15              -            -
   Exercise of options
    and warrants for
    1,502,287 shares
    of common stock           -                -                    -        4,614          -              -           -
   Tax benefit related to
     exercise of employee
     stock options            -                -                    -        1,602          -              -           -
   Exchange of 4,347,095 A
     Warrants and 4,393,064
     B Warrants for 543,387
     and 337,928 shares of
     common stock,
     respectively, and costs
     of exchange offer,
     including the issuance
     of 66,375 shares of
     common stock             -                -                    -         (518)         -              -           -
   Exchange of $8,000,000 of
     preferred stock and
     accumulated dividends
     of subsidiary for
     1,518,972 shares of
     common stock             -                -                    -        8,300          -              -           -
   Net income                 -                -                    -          -            -          5,272           -
   Translation adjustment     -                -                    -          -            -              -        (189)
                        ----------------------------------------------- ------------ ---------   ------------- -------------
Balance at
  December 31, 1995           -                -                    3       71,276        (67)        17,369         246

   Exercise of options
    and warrants for
    2,372,563 shares
    of common stock           -                -                    -        2,969          -              -           -
   Issuance of 6,753,959
    shares of common stock
    for purchase of companies -                -                    1       27,074          -              -           -
   Issuance of 422,500
    shares of series
    A convertible
    preferred stock           4                -                    -       40,761          -              -           -
   Issuance of 57,500
    shares of series
    B convertible
    preferred stock           -                1                    -        6,807          -              -           -
   Deemed dividend
    on issuance of
    series B convertible
    preferred stock           -                -                    -       (2,222)         -              -           -
   Net loss                   -                -                    -          -            -       (148,655)          -
   Translation adjustment     -                -                    -          -            -              -       1,487
                        ----------------------------------------------- ------------ ---------   ------------- -------------
Balance at
  December 31, 1996           4                1                    4      146,665        (67)      (131,286)      1,733

   Issuance of 225,352
    shares of
    common stock for
    adjustment to purchase
    price of subsidiary       -                -                    -          366          -              -           -
   Adjustment for costs
   incurred in connection
   with issuance of
   preferred stock            -                -                    -          (66)         -              -           -
   Payment of employee note   -                -                    -          -           15              -           -
   Net loss                   -                -                    -          -            -       (282,457)          -
   Translation adjustment     -                -                    -          -            -              -        (359)
                        ----------------------------------------------- ------------ ---------   ------------- -------------
Balance at
   December 31, 1997     $    4           $    1           $        4   $  146,965   $    (52)   $  (413,743)  $   1,374
                        =============================================== ============ ==========  ============= =============

        The accompanying notes are an integral part of these financial statements.

                   ALLIANCE ENTERTAINMENT CORP. AND SUBISIDIARIES
                                (DEBTOR-IN-POSSESSION)
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,
                             (Amounts in Thousands)

                                               1995        1996        1997
                                            ----------  ----------  ----------
Cash Flows From Operating Activities
   Net loss                                 $   5,272   $(148,655)  $(282,457)
   Adjustments to reconcile net loss to net
   cash
      used in operating activities:
      Depreciation and amortization            15,645      19,994      37,139
      Restructuring and asset impairment
      charges                                       -      55,908     109,194
      Other non cash charges                        -      27,037           -
   Change in assets and liabilities:
      (Increase) decrease in accounts
      receivable                              (44,987)     (9,865)     62,143
      (Increase) decrease in
      inventory                               (46,399)        825      85,002
      Increase in prepaid expenses and other   (5,786)     (2,979)       (577)
      (Increase) decrease in deferred income        -      (5,505)     11,378
      taxes
      Increase (decrease) in
        accounts payable and
        accrued expenses                       12,656      34,488     (64,412)
      Increase (decrease) in
        income taxes payable                   (3,694)    (10,038)      8,611
   Reorganization items:
      Write-off of debt issuance                    -           -       4,688
                                            ----------  ----------  ----------
      Net cash provided by (used in)
      operating activities                    (67,293)    (38,790)    (29,291)
                                            ----------  ----------  ----------
Cash Flows From Investing Activities
   Purchase of property and equipment, net    (17,965)    (16,215)     (2,175)
   (Increase) decrease in copyrights          (20,863)    (18,462)      2,756
   Increase in other assets                      (336)     (5,676)     (8,822)
   Purchase of businesses including costs,
      net of cash acquired                    (40,909)     11,149        (490)
                                            ----------  ----------  ----------
      Net cash used in investing activities   (80,073)    (29,204)     (8,731)
                                            ----------  ----------  ----------
Cash Flows From Financing Activities
   Increase (decrease) in excess of
   outstanding
      checks over bank balance                  5,874       2,093      (7,930)
   Proceeds from issuance of  stock            12,024      48,321         (66)
   Proceeds from borrowings                   489,649     313,664     256,452
   Payments on borrowings                    (347,636)   (301,336)   (210,934)
   Payments for financing costs                (7,734)     (1,250)     (1,218)
                                            ----------  ----------  ----------
      Net cash provided by
       financing activities                   152,177      61,492      36,304
                                            ----------  ----------  ----------
Effect of foreign currency                       (189)      2,319        (359)
translation
Net decrease in cash and cash equivalents       4,622      (4,183)     (2,077)
Cash and cash equivalents
   Beginning of period                          8,230      12,852       8,669
                                            ----------  ----------  ----------
   End of period                            $  12,852   $   8,669   $   6,592
                                            ==========  ==========  ==========

                    ALLIANCE ENTERTAINMENT CORP. AND SUBISIDIARIES
                                (DEBTOR-IN-POSSESSION)
                  CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
                               YEAR ENDED DECEMBER 31,
                                (Amounts in Thousands)

                                               1995        1996        1997
                                            ----------  ----------  ----------
Supplemental Disclosure
     of Cash Flow Information

   Cash payments for interest               $  14,092   $  30,921   $  21,658
   Cash payments (received) for
           income taxes                     $  10,217   $   2,690   $     636
   Reorganization costs, primarily          $       -   $       -   $   8,600
   professional fees

Supplemental Disclosure of Noncash Investing and Financing Activities

   Common stock issued to
           employees for notes              $      15   $       -   $       -

   Acquisition of subsidiary
      Cash purchase price, net of cash      $  40,909   $ (11,149)  $    (490)
      acquired

   Working Capital acquired, net of cash                                                         -
      and cash equivalents                  $     133   $   2,813   $       -
   Fair value of other assets acquired,                                                          -
   principally
      property and equipment                    5,652       1,267           -
   Cost in excess of net assets of business    38,594      11,856         856
   acquired
   Covenant not to compete                      2,528           -           -
   Long-term debt assumed                         (81)        (10)          -
   Long-term debt incurred                     (4,600)          -           -
   Common Stock issued                         (1,317)    (27,075)       (366)
                                            ----------  ----------  ----------
                                            $  40,909   $ (11,149)  $     490
                                            ==========  ==========  ==========

        The accompanying notes are an integral part of these financial statements.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Business and Basis of Presentation:

         Nature of Business:

     Alliance Entertainment Corp. (the "Company"), through its wholly-owned subsidiaries, is a fully integrated independent music company which operates in two segments of the music industry, the distribution of music and music related products through traditional as well as emerging retail channels (the "Distribution Segment") and the creation and marketing of proprietary content rights consisting of both new artists and catalog product in numerous genres (the "Proprietary Segment"). The Company's operations are located in the United States, United Kingdom and Canada.

         Basis of Presentation:

     On July 14, 1997, the Company and fourteen of its wholly-owned subsidiaries filed voluntarily under Chapter 11 of the Bankruptcy Code in order to facilitate the reorganization of the Company's core businesses and the restructuring of the Company's long-term debt, revolving credit and trade and other obligations. The Company continues to operate as a debtor-in-possession subject to the Bankruptcy Court's supervision and orders. Excluded from the filing were certain businesses in the Company's Proprietary Products Group, including: Castle Communications plc (and its related affiliates); The St. Clair Entertainment Group, Inc.; and Red Ant Entertainment LLC ("Red Ant") (and its related affiliates). The filing was made in the U.S. District Court for the Southern District of New York in Manhattan.

     The accompanying financial statements have been prepared on a going concern basis, which, except as disclosed, contemplates continuity of operations, realization of assets and discharge of liabilities in the ordinary course of business. However, as a result of the Chapter 11 filing and circumstances relating to these events, such realization of assets and liquidation of liabilities is subject to significant uncertainty. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. In addition, the Company may have to sell or otherwise dispose of assets and discharge or settle liabilities for amounts other than those reflected in the financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to all adjustments to the carrying value of assets, or amounts and classification of liabilities that might be necessary as a consequence of the proceeding. The appropriateness of using the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, success of future operations and the ability to generate sufficient cash from operations and financing sources to meet obligations.

     The Company's ability to continue as a going concern is dependent upon the confirmation of a plan of reorganization by the Bankruptcy Court, the ability to maintain compliance with debt covenants under the Revolving Credit and Guarantee Agreement ("DIP Financing Agreement"), achievement of profitable operations, and the resolution of the uncertainties of the reorganization case discussed below.

Note 2 - Summary of Significant Accounting Policies:

         Management Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies, Continued:

     Significant estimates inherent in the preparation of the accompanying consolidated financial statements include management's forecast of future cash flows used as a basis to assess recoverability of long-lived assets, including intangible assets such as copyrights and cost in excess of net assets acquired. Sales in the music industry generally give certain customers the right to return product. The Company provides reserves for inventory, accounts receivable and artists advances. In addition, the Company's suppliers generally permit the Company to return products that are in the suppliers current product listing. Management periodically reviews its significant accounting estimates, and it is reasonably possible that reserves may change based on actual results and other factors.

         Principles of Consolidation:

     The consolidated  financial  statements include the accounts of the Company
and  its   wholly-owned   domestic  and  foreign   subsidiaries.   All  material
intercompany accounts and transactions are eliminated in consolidation.

         Inventories:

     Inventories consisting of primarily distributed products are stated at the lower of cost or market with cost determined principally on the average cost basis.

         Foreign Currency Translation:

     The Company reflects cumulative translation adjustments as a separate component of Stockholders' Equity for operating subsidiaries which utilize local currencies as their functional currency rather than the U.S. dollar. The Company's Brazilian subsidiaries which were sold in 1997 were considered to be in a "highly inflationary" economy and accordingly the U.S. dollar was used as the functional currency. Certain assets of those operations were translated at historical exchange rates and all translation adjustments were reflected in the consolidated statement of operations.

         Revenue Recognition:

     Revenue from the sale and distribution of pre-recorded music, music accessories and other related products is recognized when the products are shipped. Income from the sale or licensing of media rights is recognized when the sale has been completed or obligations of the licensor have been performed, including delivery of the master of such rights to the licensee.

         Property and Depreciation:

     Property and equipment is carried at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the various classes of depreciable assets. Maintenance and repairs are expensed as incurred. Upon the sale or disposition of property and equipment, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income. Major renewals and betterments are capitalized.

         Intangibles:

     Copyrights and masters are carried at cost and are amortized on a straight line basis over the estimated useful lives of the copyrights and masters, generally five to twenty years. The cost in excess of net assets of businesses acquired at the respective acquisition dates is amortized on a straight line basis principally over 2 years.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies, Continued:

     Covenants not to compete are carried at cost and are amortized on a straight line basis over the respective terms of the covenants, ranging from five to ten years. Deferred loan costs, amounting $10,188,000 in 1996 and $4,353,000 in 1997, are included in other assets and are amortized over the terms of the related loans. The Company evaluates the recoverability of intangibles at the operating group level through analysis of operating results and consideration of other significant events or changes in the business environment. The determination of whether impairment exists is made on the basis of undiscounted expected future cash flows from operations before interest for the remaining amortization period. If undiscounted expected future cash flows are not sufficient to support the recorded asset, an impairment is recognized to reduce the carrying value of the related intangibles based on the expected discounted cash flows of the related operating group. Substantial intangibles have been written off as of December 31, 1996 and 1997 in connection with restructuring initiatives described in Note 4.

         Income Taxes:

     Income taxes are computed under an asset and liability approach whereby deferred tax assets and liabilities are recognized based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance reduces deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

         Cash and Cash Equivalents:

     The Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

         Per Share Data:

     Basic net income (loss) per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period.
Diluted net income per share is calculated by dividing net income by the weighted average number of common and potential common shares outstanding during the period. Potential common shares reflect the dilutive effect of outstanding options calculated using the treasury stock method.

         Stock Options:

     Compensation cost for stock options is measured based on the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the exercise price of the option. Any income tax benefit from the exercise and early disposition of stock options is accounted for as a credit to additional paid-in-capital.

         Reorganization Items

     Reorganization items include: (a) professional fees relating to legal, accounting and consulting services provided in connection with the Chapter 11 proceedings, (b) estimated liabilities for the expected allowed claims related to rejected executory contracts, (c) the write off of unamortized financing costs and debt discount in order to record debt subject to the Chapter 11 proceedings at par value and (d) United States trustee fees and other costs of the Chapter 11 proceedings.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies, Continued:

         Restructuring and Other Charges:

     Restructuring and other charges include asset impairment charges and exit costs incurred in connection with restructuring of the Company's various business units and operating subsidiaries.

         New Accounting Pronouncements:

     In June 1997, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting and display of comprehensive income. The purpose of reporting comprehensive income is to present a measure of all changes in equity that result from recognized transactions and other economic events of the period other than the transactions with owners in their capacity as owners. SFAS 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS 130 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. Adoption of this pronouncement is not expected to have a material effect on the Company's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. Once operating segments have been determined, SFAS 131 provides for a two-tier test for determining those operating segments that would need to be disclosed for external reporting purposes. In addition to providing the required disclosures for reportable segments, SFAS 131 also requires disclosure of certain "second level" information by geographic area and for products/services. SFAS 131 also makes a number of changes to existing disclosure requirements. Management believes that the adoption of this pronouncement will not have a material effect on the Company's financial statement disclosures.

         Reclassifications:

     Certain amounts appearing in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Reorganization Under Chapter 11:

     Certain significant and long-term changes in market conditions associated with the Company's business have significantly and adversely affected the Company's operating results in recent periods.

     The Company experienced significant operating losses during 1996 and 1997, and failed to satisfy certain financial covenants contained in the Credit Agreements (as defined below, see Note 5) beginning in fiscal year 1996. The Company commenced discussions in the Spring of 1997 with The Chase Manhattan Bank, agent bank for the Credit Agreements, regarding a restructuring of the Credit Agreements and with certain potential new equity investors.

     On June 30, 1997, the Company failed to make the full amortization payment of $1.5 million on its senior secured credit facility (the "Pre-petition Credit Agreement") and additionally failed to satisfy a financial covenant requiring the Company to raise $35 million of equity prior to July 1, 1997 and as a result was in default under the provisions of its Pre-petition Credit Agreement. Under the terms of its Pre-petition Credit Agreement and as a result of the existing defaults, the Company's banks had the right to accelerate the maturity of approximately $187 million of outstanding indebtedness.

     Additionally, as a result of the defaults under the Pre-petition Credit Agreement, the Company was unable to make a July 15, 1997 interest payment due and payable on the Company's $125 million of 11.25% Senior Subordinated Notes due 2005.

     On July 14, 1997, as a result of the defaults under the Pre-petition Credit Agreement, the pending payment default on the Company's Senior Subordinated Notes and an overall inability to operate the Company's business under the existing liquidity restraints, the Company and fourteen of its wholly-owned subsidiaries filed voluntarily under Chapter 11 of the Bankruptcy Code (such event herein after being referred to as the "Filing").

     Pursuant to the provisions of the Bankruptcy Code, all of the Company's liabilities as of July 14, 1997, were automatically stayed upon the Company's filing of its petition for reorganization. In addition, absent approval from the Bankruptcy Court, the Company is prohibited from paying any pre-petition obligations. In hearings held on July 14 and 16, 1997, the Bankruptcy Court approved the Company's request for payment of certain pre-petition wages and benefits, use of the Company's cash management system and retention of legal and financial professionals.

     In the Company's Chapter 11 case, substantially all liabilities as of the date of the Filing are subject to settlement under a plan of reorganization to be voted upon by the Company's creditors and stockholders and confirmed by the Bankruptcy Court. Schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company as of the date of the Filing as shown by the Company's accounting records. Differences between amounts shown by the Company and claims filed by creditors are being investigated and resolved. The ultimate amount and settlement terms for pre-petition liabilities are subject to a plan of reorganization, and accordingly, are not presently determinable.

     Under the Bankruptcy Code, the Company may elect to assume or reject real estates leases, employment contracts, personal property leases, service contracts and other executory pre-petition leases and contracts, subject to Bankruptcy Court approval. The Company cannot presently determine or reasonably estimate the ultimate liability which may result from the filing of claims for any rejected contracts or from leases which may be rejected at a future date.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Reorganization Under Chapter 11, Continued:

     The principal categories of claims classified as "Liabilities subject to settlement under the reorganization case" are identified below. All amounts presented below may be subject to future adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, determination as the security of certain claims, the value of any collateral securing such claims, or other events.

Liabilities Subject to Settlement                              (000's)
Under the Reorganization Case                             December 31, 1997
                                                         -------------------
Accounts payable and accrued expenses                          $149,459
Term Loan                                                        20,900
Revolving Credit                                                123,200
11.25% Senior Subordinated Notes due 2005                       125,000
6% Exchangeable Notes                                            10,805
Other Promissory Notes                                            1,395
Obligations under capital leases                                      4
                                                         -------------------
                                                               $430,763
                                                         -------------------

     Management recently developed and implemented a business plan which contemplates approval of a formal plan of reorganization and resumption of normal trade relationships with the Company's key suppliers by August 1, 1998. The business plan, which has been presented to and reviewed by key creditor constituencies, is predicated, in part, upon the resumption of customary payment terms and normal inventory return privileges with the Company's key suppliers. The business plan also reflects the plans of on-going cost reduction initiatives in the Company's core distribution operations. Management has begun to negotiate the elements of the formal plan of reorganization with key creditor constituencies. Due to the seasonality of the Company's business and related working capital requirements, the timely approval of and confirmation of a plan of reorganization will effect the Company's ability to successfully implement its business plan. In absence of approval and confirmation of the plan of reorganization within the time frame contemplated, the Company may not be able to meet the requirements of its DIP Financing Agreement or continue as a going concern.

     The Company intends to present a plan of reorganization to the Bankruptcy Court to reorganize the Company's core business and restructure the Company's long-term debt, revolving credit and trade obligations. Under provisions of the Bankruptcy Code, the Company has the exclusive right to file a plan at any time prior to April 30, 1998 and to solicit acceptance of a plan of reorganization until June 30, 1998, each subject to possible extension as approved by the Bankruptcy Court.

     The accompanying financial statements have been prepared on a going concern basis, which, except as disclosed, contemplates continuity of operations, realization of assets and discharge of liabilities in the ordinary course of business. As a result of the Chapter 11 filing, the Company may have to sell or otherwise dispose of assets and discharge or settle liabilities for amounts other than those reflected in the financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to all adjustments to the carrying value of assets, or amounts and classification of liabilities that might be necessary as a consequence of the proceeding. The appropriateness of using the going concern basis is dependent upon, among other things, confirmation of a plan of reorganization, success of future operations and the ability to generate sufficient cash from operations and financing sources to meet obligations.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Restructuring and Other Charges:

     Management identified significant adverse changes in the Company's business climate late in fiscal year 1996, that persisted in fiscal year 1997. These changes were due to a number of adverse factors pervasive throughout the recorded music industry including a) over expansion of the retail sector serving the industry, b) discounting of product by both major and alternative retailers, and c) changes in demographics and other factors effecting the demand for pre-recorded music product, and led to operating results and forecasted results that were less than previously planned. As a result, management has undertaken a number of measures to restructure the Company's operations and focus on core business units. These measures as well as actions taken by management in response to conditions arising from the bankruptcy filing are described in the following paragraphs.

     In response to these changes, on November 14, 1996, the Company announced a significant consolidation plan (the "Consolidation Plan") involving its North American Distribution operations. Pursuant to the Consolidation Plan management authorized and committed the Company to the closure of five of the Company's remaining eight domestic distribution facilities (one facility was closed in February 1996) and the centralization of all administrative functions for the Company's One Stop Group and Independent Distribution Group. Additionally, under the Consolidation Plan, the administrative functions of the Company's three domestic proprietary labels (Red Ant, Castle (US) and Concord Jazz) were to be consolidated under Red Ant. The Consolidation Plan was substantially complete by March 1998 and provided for the elimination of approximately 851 employee positions. The eliminated positions are principally comprised of warehouse, sales, management and administrative employees.

     The Company recorded a $33.6 million restructuring charge in fiscal year 1996, $30.6 million of which was recorded in the fourth quarter, to account for the cost incurred as a result of adopting the Consolidation Plan. Related restructuring and asset impairment charges reported in fiscal year 1996 included $21.9 million while the remainder was charged to cost of sales. The restructuring charge recorded included severance and benefits for employees to be terminated ($8.9 million), lease termination costs ($4.0 million) and adjustments to the carrying value of certain assets such as inventory and leasehold improvements ($20.7 million).

     In the fourth quarter of 1996, management finalized its evaluation of the possible divestiture of the Company's Brazilian operations and Premier Artists Services (PAS) subsidiary and committed to a plan of divestiture. The divestiture was completed in the first quarter of 1997 and resulted in the disposal of the subsidiaries for nominal consideration. The Company recorded losses in the fourth quarter of 1996 in the amount of $33.7 million reflecting the results of operations of these subsidiaries and the reduction of the carrying value of its investment in these operations to their respective net realizable values. Restructuring and asset impairment charges reported in fiscal year 1996 included charges for the impairment of goodwill in the amount of $11.7 million and the write-down of the residual net assets in the amount of $8.7 million as a result of the divestiture of these operations.

     Also, during the fourth quarter of 1996, the Company made a decision to discontinue the exploitation of video rights in the United Kingdom and close the Company's German operation. Restructuring and asset impairment charges reported in fiscal year 1996 included charges of $17.8 million to write-down the carrying value of video intangibles and $2.4 million to recognize exit costs, incurred in connection with this decision.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Restructuring and Other Charges, Continued:

     In addition to the restructuring charges recorded in connection with the adoption of the Consolidation Plan, the Company recorded additional provisions in fiscal year 1996 for uncollectable accounts and the write-down of inventory to net realizable value in the amount of $29.4 million. These provisions and write-downs would have been recognized even if management had not adopted a formal restructuring plan and reflect the adverse effect of changes in the Company's business climate described previously.

     On August 15, 1997, the court approved the sale of 90% of the Company's interest in Red Ant and its affiliates to Cypress Ventures, Inc. an affiliate of Wasserstein Perella & Co. ("CVI"), for aggregate cash consideration of $625,000, a twelve month promissory note in the amount of $425,000 bearing interest at 8% and an additional commitment from CVI to provide new working capital for Red Ant (in the form of mezzanine indebtedness senior in priority to the equity interest holders of Red Ant) up to an amount of approximately $11 million with $3 million to be provided upon consummation of the sale to CVI. The sale was completed on August 19, 1997. The Company has taken a non-cash charge of $19.5 million related to the write-off of the goodwill and its underlying investment on its Red Ant subsidiary, including $1,050,000 of funding provided under the DIP Financing Agreement.

     On September 22, 1997, the Company announced plans to close operations of Independent National Distributors, Inc. ("INDI"), the Company's independent distribution subsidiary by the end of the first quarter 1998. In September 1997, the Company recorded a $42.5 million restructuring and asset impairment charge in connection with the closure and liquidation of these operations. Included in the $42.5 million was a non-cash charge of $21.9 million related to the write-off of goodwill. In December 1997, the Company recorded an additional $18.5 million restructuring and asset impairment charge in connection with the closure and liquidation of these operations.

     In addition, in recognition of continued adverse factors relating to the Company's business climate which exacerbated subsequent to the Filing, the Company recorded provisions of approximately $43 million related to writedowns of inventory to net realizable value and additional bad debt expense related to accounts receivable. The Company also recorded a charge of $25 million for asset impairment charges due to an anticipated discontinuance of certain business units and the planned closure of the Santa Fe Springs facility. This amount includes impairment in the recorded value of goodwill and certain other long-lived assets.

     Liabilities provided for restructuring and other non-recurring charges for the aforementioned items were approximately $23.4 million and $31.5 in fiscal year 1996 and 1997, respectively, of which $11.2 were paid and $9.5 million were still unpaid as of December 31, 1997. The following table summarizes the impact of charges described above by financial line:

        Financial Line                           1996                 1997
                                             -------------        --------------
Net Sales                                    $        -           $   6,225,000
Cost of Sales                                  40,948,000            23,053,000
Selling, General and Administrative Expenses   15,435,000            10,031,000
Restructuring and Asset Impairment Charges     62,498,00            109,196,000

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Debt:

     Borrowings under long-term credit facilities as of December 31, 1996 and 1997 are comprised of the following:



                                                                             1996                     1997
                                                                     ---------------------   ----------------------

Long Term Portion of Revolving Credit Agreement                      $         60,000,000    $                   -
Term Loan with Banking Syndicate:
   Castle UK                                                                   18,450,000               17,775,000
   Other                                                                       22,550,000               20,900,000
6% Exchangeable Notes, net of unamortized discount of $4,444,000
                                                                               10,000,000               10,000,000
11 1/4% Series B Senior Subordinated Notes due 2005                            125,000,000             125,000,000
Mortgage Bond Payable                                                           6,650,000                6,280,000
Promissory Notes Payable to former stockholders of acquired
businesses,  bearing interest primarily at 7% with varying principal and interest payments made semi-annually through July 1, 1998
                                                                                1,734,000                1,300,000
Other Obligations Payable through 2002                                            136,000                   95,000
                                                                        ------------------      -------------------
                                                                              244,520,000              181,350,000
Less Current Maturities                                                         8,305,000                3,790,000
Obligation reclassified to liabilities subject to settlement                            0              157,295,000
                                                                        ------------------      -------------------
                                                                     $        236,215,000    $          20,265,000
                                                                     ---------------------   ----------------------

         Reorganization under Chapter 11

     The filing of the petition under Chapter 11 of the Bankruptcy Code resulted in the occurrence of an Event of Default under the Company's: (i) Indenture relating to its 11.25% Senior Subordinated Notes due 2005; (ii) Credit
Agreement; (iii) 6% Exchangeable Notes; and (iv) Mortgage Bond for its distribution facility in Coral Springs, Florida.

     As a result of the Filing, substantially all debt (exclusive of the DIP Financing Agreement and the Mortgage Bond Payable described below) outstanding at July 14, 1997, was classified as liabilities subject to settlement. No principal or interest payments are made on any pre-petition debt (excluding interest payments on the Pre-petition Credit Agreement with Chase Manhattan
Bank) without Bankruptcy Court approval or until a reorganization plan defining the repayment terms has been approved.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Debt, Continued:

     Generally, interest on pre-petition debt ceases accruing upon the filing of a petition under the Bankruptcy Code. However, if debt is collateralized by an interest in property whose value (minus the cost of preserving such property) exceeds the amount of the debt, post-petition interest may be payable. Other than those noted above, no other determinations have yet been made regarding the value of the property interests which collateralize various debts. Although interest may be paid pursuant to an order of the Bankruptcy Court, other than interest on the Pre-petition Credit Agreement, it is uncertain whether any other post-petition interest will be payable or paid. The Company believes at this time that it is unlikely that such interest will be paid. Contractual interest expense not recorded on certain pre-petition debt (11.25% Senior Subordinated Notes due 2005, 6% Exchangeable Notes and other promissory notes) totaled approximately $7.0 million for the year ended December 31, 1997.

         DIP Financing

     In connection with the Company's Chapter 11 filing, on July 16, 1997, the Company entered into an agreement providing for debtor-in-possession ("DIP") financing (the "DIP Financing Agreement") with Chase Manhattan Bank providing for a maximum of $50 million DIP financing. The DIP Financing Agreement is intended to address the Company's immediate working capital needs and to support the Company's operations during its Chapter 11 proceedings. The Company's use of the full DIP Financing Agreement was approved by the Court.

     The DIP Financing Agreement provides for borrowings under a revolving credit and a letter of credit facility. Loans under the revolving credit facility bear interest at either the Alternate Base Rate (as defined in the DIP Financing Agreement) plus 1.5% or at the Adjusted LIBOR Rate (as defined in the DIP Financing Agreement) plus 2.75%. The interest rate on the borrowings under the DIP Financing Agreement ranged from 9.0% to 10.0% at December 31, 1997. Loans under the letter of credit facility bear interest at the Alternate Base Rate plus 1.5%. The terms of the DIP Financing Agreement contain certain restrictive covenants including: limitations on the incurrence for additional guarantees, liens, and indebtedness; limitations on the sales of assets and capital expenditures. The DIP Financing Agreement also requires that the Company meet certain minimum earnings before taxes and other expenses as defined through the end of 1998. As of December 31, 1997, $37 million was borrowed under the DIP facility.

     Under the DIP Financing Agreement, Chase Manhattan Bank has been given a perfected first priority lien on all property and assets of the Company and its fourteen wholly-owned debtor-in-possession subsidiaries. The banks who are parties to the Pre-Petition Credit Agreement, as well as certain other secured creditors of the Company, have been granted replacement liens on the Company's assets (junior to the lien granted under the DIP Financing Agreement) to adequately protect such creditors' secured claims against the Company prior to its Chapter 11 filing.

     The DIP Financing Agreement expires on January 31, 1999, or earlier upon the occurrence of certain events, including confirmation of a plan of reorganization by the Bankruptcy Court, a sale of substantially all of the assets of the Company, or failure by the Company to receive a final order confirming a plan of reorganization.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Debt, Continued:

     On March 18, 1998, the Company and Chase Manhattan agreed to an amendment to the DIP Financing Agreement to modify certain covenants. The terms of the amendment modify the covenants related to (1) permitted capital expenditures,
(2) the amount of cumulative minimum earnings before interest, taxes, depreciation and amortization, as defined, (3) minimum carrying value of inventories, and (4) the amount of permitted selling, general and administrative expenses. The amendments were approved by the Bankruptcy Court on April 1, 1998. Management believes that the amendments will allow the Company to comply with the DIP Financing Agreement and allow for operating flexibility on a short term basis. However, in the absence the approval and confirmation of the Company's plan of reorganization within the time frame contemplated by the Company's operation plan (i.e., by August 1, 1998), as a result of the seasonality of the Company's business and attendant liquidity constraints, it will be likely that the Company will not be able to meet the requirements of the DIP Financing Agreement and that the Company will need to seek additional sources of financing to continue as a going concern. However, no assurance can be provided in this regard.

         Term Loan and Revolving Credit Facility

     The term loan and revolving credit agreements (the "Agreement") entered into with a syndicate of banks, and as amended at various dates through March 1997, provide for borrowings of up to $150 million under the revolving credit agreement and a term loan of $50 million. The term loan is payable in quarterly installments through June 2001 and provides for interest at the Company's option ranging from 0.25% - 1.5% over the Chase Manhattan Bank prime rate or 1.75% - 3% over the LIBOR rate, subject to adjustment under certain circumstances. The interest rate on the borrowings under the term loan ranged from 8.69% to 9.75% and was 8.69% as of December 31, 1997 and 1996, respectively. Borrowings are available under the revolving credit facility based on eligible accounts receivable and inventory balances and bear interest at The Chase Manhattan Bank prime rate (8.5% at December 31, 1997 and 8.25% at December 31, 1996) plus a spread ranging from 0% to 1.25% or at the LIBOR Interest Rate plus a spread ranging from 1.5% to 2.75% depending upon the maintenance of certain financial ratios. Interest rates on the borrowings under the revolving credit facility ranged from 8.82% to 10% and 8.38% to 9.5% as of December 31, 1997 and 1996, respectively. The credit agreement provides for a commitment fee of .5% on the unused portion of the line.

     The Agreement places certain restrictions on the Company and certain of its subsidiaries, including certain liquidity, debt coverage and other financial ratios.

     In addition, the Agreement and the DIP Financing Agreement provide the banks the ability to terminate the revolving credit facility and declare all outstanding loans, interest and other amounts payable under the Agreement, immediately due and payable, upon a change in control of the Company, as defined. The term of the revolving credit facility expires on July 25, 1999, subject to renewal under certain conditions. The Company considered $60 million of borrowings under the revolving credit facility as of December 31, 1996, to be long term which amounts were included in long-term debt. The unused portion of the revolving credit facility at December 31, 1996 was approximately $14,400,000 million. The borrowings, under the agreement, are collateralized by substantially all of the assets of the Company and its subsidiaries.

     On March 31, 1997, the Company and Chase Manhattan Bank, as agent for the banks (the "Senior Lenders") who are parties to the Third Amended and Restated Credit Agreement (the "Credit Agreement") agreed to amend the Credit Agreement to waive covenant defaults in existence prior to December 31,1996, and to modify the financial covenants for future periods. The Company and Chase Manhattan Bank have also agreed to a standstill and consent agreement relating to amounts borrowed under the Agreement by the Company's UK subsidiaries which are not included in the Chapter 11 filing.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Debt, Continued:

     On December 20, 1996, the Company entered into a Purchase Agreement among WCI, Cypress Ventures Inc., ("CVI") a wholly owned subsidiary of WCI, and BT Capital Partners, Inc. ("BTC"), pursuant to which the Company issued 57,500 shares of its Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), for $5 million to CVI, as well as $2.5 million and $7.5 million aggregate principal amount of the Company's 6% Exchangeable Notes due 2001 ("Exchangeable Notes") issued to CVI and BTC, respectively. The preferred stock has a cumulative dividend rate of 6% per annum, payable in additional shares of preferred stock and ranks pari passu with the Company's Series A Convertible Preferred Stock. Both the Series B Preferred Stock and the Notes are convertible into shares of common stock of the Company at an initial conversion price of $1.25 per share. The Series B Preferred Shares and Exchangeable Notes were recorded based on estimates of each instruments fair value at the time of issuance. The difference between the estimate of fair value of each instrument and the proceeds received from its issuance was accounted for as a deemed dividend on the preferred stock and unamortized discount on the issuance of debt. The fair value of each of these securities was estimated based on the number of shares of underlying common stock that the instruments are ultimately convertible into, the quoted market price of the Company's common stock at the time of the issuance of the securities and a marketability discount taking into account limits on the transferability of the common shares which may be acquired upon conversion.

     On July 25, 1995, the Company issued $ 125,000,000 of 11 1/4% Senior Subordinated Notes due 2005 (the "Notes") under an indenture among the Company, certain guarantor subsidiaries and Bankers Trust Company as trustee. In November 1995, the Notes were registered pursuant to the Securities Act of 1933. Interest on the Subordinated Notes is payable semi-annually. The indenture includes a number of restrictive covenants, including a limit on the payment of dividends by the Company or its guarantor subsidiaries in certain circumstances. In addition, the indenture provides that upon a change in control, as defined, the Company is obligated to make an offer to purchase all outstanding notes at a purchase price equal to 101% of the principal balance plus accrued and unpaid interest. The Notes are redeemable by the Company beginning on July 8, 2000 at redemption price of 106% of the principal balance. The redemption premium is reduced to 100% beginning on July 15, 2003.

     Pursuant to the terms of the indenture, the Company's payment obligations under the Notes are jointly and severally guaranteed by the subsidiaries of the Company which are parties to the indenture. The subsidiary guarantors' obligations under their guarantee are subordinated, to the same extent as the obligation of the Company in respect of the Notes, to the prior payment in full of all senior indebtedness of such subsidiary, which include any guarantee issued by such subsidiary that constitutes senior indebtedness. The obligations of each subsidiary under its guarantee are only limited to the maximum amount that would not result in the obligation of such subsidiary under its guarantee constituting a fraudulent conveyance or fraudulent transfer under applicable law.

     On July 27, 1995, the Company received $6,975,000 from the City of Coral Springs, Florida (the "City") which represented the proceeds of a taxable bond offering by the City in connection with the Company's purchase of land and building. The bonds are payable in annual installments through the year 2005 and bear interest based on a floating rate (6.15% and 5.9% at December 31, 1997 and 1996, respectively). The bonds are collateralized by letters of credit issued by Sun Trust Bank. The letters of credit carry an annual fee of 0.75% and are collateralized by a mortgage on the acquired land and building. The letter of credit was approximately $6,816,000 and $6,437,000 at December 31, 1996 and 1997, respectively.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Debt, Continued:

     Aggregate maturities of long-term debt not subject to settlement under reorganization, are as follows:


            Year ended December 31,

                    1998                                         $3,790,000
                    1999                                          4,640,000
                    2000                                          5,595,000
                    2001                                          3,405,000
                    2002                                            770,000
                  After 2002                                      5,855,000
                                                                $24,055,000

     The above schedule of maturities include the Mortgage Bond Payable and Castle's portion of the Term Loan with Banking Syndicate, as Castle was not a party to the Chapter 11 Filing. Such maturity schedule includes, in the periods subsequent to 2002, principal payments scheduled to be paid on the Term Loan in 1997 but which were not paid pursuant to the standstill and consent agreements.

     Aggregate maturities of long-term debt which is subject to settlement under reorganization, are as follows:

            Year ended December 31,
                    1998                                         $5,281,000
                    1999                                          4,964,000
                    2000                                          6,063,000
                    2001                                         13,314,000
                    2002                                             13,000
                  After 2002                                    127,660,000
                                                               $157,295,000

     Interest on selling stockholder promissory notes in 1995, 1996 and 1997 was, $331,000, $139,000, and $49,000, respectively.

     Included in accounts payable at December 31, 1996 and 1997 are $9,420,000 and $1,494,000, respectively, of uncleared checks which were subsequently funded from borrowings under the revolving credit agreement.

     Due to the extenuating circumstances involving the term loan and revolving credit facilities and other debt as a result of the Chapter 11 filing, it is not practicable to estimate the fair value of these obligations as of December 31, 1997.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Business Combinations:

     On July 26, 1995, the Company acquired through merger INDI Holdings, Inc. ("INDI") for a total consideration of $25,525,000 in cash and notes, as adjusted.

     On September 5, 1995, the Company acquired One Way Records, Inc. and an affiliated Independent Label (together, "One Way"), for a total consideration of $16,500,000 in cash, notes and 147,309 shares of Alliance common stock. The merger agreement among the Company, One Way and the One Way selling shareholders provided for the payment of additional consideration to the selling shareholders based on the operating profit of One Way for fiscal year 1995, as defined. This additional consideration was paid in March 1997 through the issuance of 225,352 shares of Alliance common stock to the selling shareholders.

     On August 27, 1996, the Company acquired Red Ant L.L.C., ("Red Ant"), from its principal unit holders, Mr. Alvin N. Teller and Wasserstein & Co., Inc., ("WCI"), in exchange for (i) 760,823 shares of the Company's common stock issued to Mr. Teller and 5,957,928 shares of Common Stock issued to WCI and its affiliates and (ii) the right for Mr. Teller and WCI affiliates to receive additional shares of Common Stock contingent upon the market price of the Common Stock achieving defined target prices or upon certain events. The acquisition of Red Ant for shares of the Company's Common Stock with an aggregate value of approximately $26,875,000 and other acquisition costs of $1,109,000 resulted in the recognition of costs in excess of net assets acquired in the amount of $8,720,000.

     Also, in October, 1996 the Company acquired Matrix Software, Inc. for an aggregate initial stock and cash consideration of approximately $549,000, including other acquisition costs of $149,000. In connection with the acquisition, the Company agreed to the payment of additional cash and stock consideration upon the occasion of specified events in the maximum amount of $3,100,000.

     The acquisitions have been accounted for as purchases and accordingly, the acquired assets and liabilities have been recorded at their estimated fair values at the respective acquisition dates. The results of operations of these acquired entities are included in the consolidated results of operations for the periods subsequent to their respective acquisition dates.

     Pro-forma financial information, giving effect to these acquisitions as if they had been consummated as of the beginning of fiscal year 1995, has not been presented herein because such information would not be materially different from the historical information presented herein.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Capital Stock:

     In addition to the issuance of Series B Preferred Stock described in Note 5, on July 16, 1996, the Company entered into a Preferred Stock Purchase Agreement with BTC and BCI Growth IV, LP ("BCI") pursuant to which the Company issued a total of $42.25 million of new preferred stock (Series A Convertible Preferred Stock), the proceeds of which were used to fund the purchase of catalog and other proprietary rights and for general corporate purposes. BTC and BCI purchased $35 and $7.25 million of the preferred stock, respectively. The preferred stock has a cumulative dividend rate of 7 7/8% per annum, payable in additional shares of preferred stock, and is convertible into shares of the Company's Common Stock at a conversion rate equal to $6.10 per share of Common Stock subject to anti-dilution adjustments. The preferred stock is entitled to vote with the holders of common stock on any and all matters presented to the holders of common stock.

     In May 1995, AEC Americas, Inc. ("AEC Americas"), a wholly-owned subsidiary of the Company, issued $8.0 million of convertible preferred stock which during December 1995, together with accumulated and unpaid dividends, was exchanged pursuant to its terms, for 1,518,972 shares of the Company's common stock.

     Pursuant to an exchange offer, which was completed in March 1995, the Company issued 881,315 shares of its common stock upon the tender of 4,347,096 Class A Warrants and 4,393,064 Class B Warrants, previously outstanding. Costs of this exchange offer of approximately $916,000 and the issuance of 66,675 shares of common stock were charged to additional paid in capital.

     The following is a summary of outstanding warrants to acquire the Company's common stock at December 31, 1997:

                      Number of              Exercise         Expiration
                       Shares                 Price             Date
                       707,950                5.00             1998
                       657,500                8.00             1998

Outstanding at December 31, 1997:   1,365,450

Note 8 - Property and Equipment:

     Property and equipment at December 31, 1996 and 1997, is comprised of the following:

                                                     1996              1997
  Land                                           $  1,845,000     $   1,815,000
  Buildings                                         7,191,000         6,885,000
  Building improvements                             9,892,000         6,987,000
  Machinery and equipment                           4,854,000         6,726,000
  Furniture and fixtures                           22,268,000        15,585,000
  Transportation equipment                          1,567,000         1,050,000
                                                   47,617,000        39,048,000
  Less accumulated depreciation and amortization  (13,824,000)      (11,160,000)
                                                 $ 33,793,000       $27,888,000

     Depreciation expense was $3,820,000, $5,523,000 and $5,368,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Income Taxes:

         Income tax expense (benefit) is comprised of the following components:


                               1995               1996                 1997
          Current:
             Federal   $     4,243,000  $     (10,440,000)  $       (1,549,000)
             State             971,000                   -            (746,000)
             Foreign         2,158,000             321,000              432,000
                        --------------   -----------------  -------------------
                             7,372,000        (10,119,000)          (1,863,000)
                        --------------   -----------------   ------------------
          Deferred:
             Federal          (129,000)           779,000            9,158,000
             State             111,000                   -                   -
             Foreign          (534,000)        (6,560,000)           3,731,000
                        --------------   -----------------   ------------------
                              (552,000)        (5,781,000)          12,889,000
                        --------------   -----------------   ------------------
          Total:
             Federal         4,114,000         (9,661,000)           7,609,000
             State           1,082,000                   -            (746,000)
             Foreign         1,624,000         (6,239,000)           4,162,000
                        --------------   -----------------   ------------------
                       $     6,820,000  $     (15,900,000)  $       11,025,000
                        --------------   -----------------   -------------------

     The differences between the U.S. federal statutory tax rate and the Company's effective rate are as follows:

                                      1995          1996                 1997
  Tax at Statutory Rate               35.0%        (35.0)%              (35.0)%
  State Taxes, Net                     5.8             -                 (0.2)
  Non-Deductible Amortization          9.6           1.0                 16.6
  Foreign Taxes at Differing Rates     5.6           1.9                  1.5
  Other - Net                          0.4           0.4
  Change in Valuation Allowance         -           22.0                 21.3
                                      56.4%         (9.7)%                4.2%

     Income (loss) before income taxes in 1995, 1996 and 1997 included approximately $2,719,000, $(27,991,000) and $(20,358,000) respectively, of income (losses) from foreign operations.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Income Taxes, Continued:

     The significant components of the net deferred tax asset and liability as of December 31, 1996 and 1997 were as follows:

                                                      1996            1997
       Current Deferred Tax Assets:
               Inventory                         $  2,385,000     $  2,299,000
               Accounts Receivable                  6,106,000       10,526,000
               Accrued Liabilities                 22,936,000       36,413,000
               Current Deferred Tax Assets         31,427,000       49,238,000

               Long-Term Deferred Tax Assets:
               Net Operating Loss & Capital Loss   28,424,000       95,343,000
               Other                                  918,000        1,509,000
               Long-Term Deferred Tax Assets       29,342,000       96,852,000
               Total Deferred Tax Assets           60,769,000      146,090,000

               Long-Term Deferred Tax Liabilities:
                 Masters                           (1,557,000)               -
                 Copyrights                        (7,522,000)      (5,457,000)
                 Other                                      -         (837,000)
                 Total Deferred Tax Liabilities    (9,079,000)      (6,294,000)
                       Deferred Income Taxes, Net  51,690,000      139,796,000
                       Less Valuation Allowance   (45,203,000)    (139,230,000)
                       Net Deferred Tax Asset    $  6,487,000        $ 566,000

     At December 31, 1997, the Company had available net operating loss carryforwards for Federal and foreign income tax reporting purposes in the approximate amount of $253,000,000 and $35,000,000, respectively. The losses expire at various dates for state and foreign purposes while the Federal losses expire beginning in 2011. Capital loss carry-forwards exist at December 31, 1997 in the approximate amount of $19,500,000 expiring in 2002. The utilization of certain loss carryforwards is subject to limitations under U.S. Federal Income Tax Laws. The loss carryforwards may be reduced or eliminated as a result of the bankruptcy.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Income Taxes, Continued:

     Taxing authorities are currently examining various income tax returns of the company. No accrual has been made in the accounts for potential adjustments. The ultimate findings are not expected to be material to the consolidated results of operations or financial position of the Company.

Note 10 - Basic and Diluted Net Income (loss) Per Share:

     The calculation of basic and diluted net income (loss) per share for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                                          Years Ended December 31,
                                                                   (in thousands, except for per share)
                                                           ------------------------------------------------------

                                                                  1995              1996              1997
                                                              --------------   ---------------   ----------------
Basic net income (loss) per share:
    Net Income (loss)                                      $          5,272 $       (148,655) $        (282,457)
    Preferred Stock Dividends                                             -           (2,222)            (3,723)
                                                           ------------------------------------------------------
    Income (loss) applicable to common shareholders        $          5,272 $       (150,877) $        (286,180)
                                                           ------------------------------------------------------
    Weighted average common shares outstanding                       33,202            39,540             44,940
                                                           ------------------------------------------------------
    Basic net (loss) income per share                      $           0.16 $          (3.82) $           (6.37)
                                                           ------------------------------------------------------
Diluted net income (loss) per share:
    Weighted average common shares outstanding                       33,202            39,540             44,940
    Preferred Stock
    Stock Options                                                     5,898
                                                           ------------------------------------------------------
    Weighted average common and potential common                     39,100            39,540             44,940
    shares outstanding
                                                           ------------------------------------------------------
    Income (loss) applicable to common shareholders                   5,272         (150,877)          (282,457)
                                                           ------------------------------------------------------
    Diluted net (loss) income per share                    $            .13 $          (3.82) $           (6.37)
                                                           ------------------------------------------------------

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Stock Option Plans:

     The Company generally offers fixed stock option plans which provide for the granting of non-qualified and incentive stock options to certain employees and members of the Board of Directors of the Company. Generally, options outstanding under the Company's stock option plans: (i) are granted at prices which equate to or are above the market value of the stock on the date of grant, (ii) vest ratably over a three, four or five year service vesting period, and (iii) expire either five or ten years subsequent to award. At December 31,1995, 1996 and 1997, 10,215,432, 3,205,502, and 2,799,935 were available for future grants.

     A summary or the status of the Company's fixed stock options as of December 31, 1995, 1996 and 1997 and changes during the year ended on those dates is presented below:

                                           Number of      Weighted Avg.
                                            Shares       Exercise Price
                                        ---------------- ----------------

Outstanding at December 31,1994               7,872,191           $ 3.82
                  Granted                     1,939,500           $ 6.39
                  Canceled                    (157,589)           $ 5.77
                  Exercised                 (1,131,775)           $ 2.06
                                        ---------------- ----------------

Outstanding at December 31, 1995              8,522,327           $ 4.62
                  Granted                     7,271,250           $ 5.89
                  Canceled                    (105,354)           $ 5.56
                  Exercised                 (2,029,355)           $ 1.26
                                        ---------------- ----------------

Outstanding at December 31, 1996             13,658,868           $ 5.78
                  Granted                        70,000           $ 1.61
                  Canceled                  (4,030,333)           $ 5.86
                  Exercised                          -                 -
                                        ---------------- ----------------

Outstanding at December 31, 1997              9,698,535           $ 5.71
                                        ---------------- ----------------

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 - Stock Option Plans, Continued:

     The fair value of each option granted during 1995, 1996 and 1997 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                   1995               1996              1997
                               ------------     --------------      -----------
Expected Life (Years)              5.00                 8.00              5.00
Risk-Free Interest Rate            6.72%                6.47%             6.84%
Expected Volatility               30.84%               29.07%          1225.00%
Dividend Yield                        0%                   0%                0%
Weighted average fair value of   $ 2.52               $ 2.76              1.02%
 options granted during the year

     The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation expense has been recognized for stock options granted under the stock options plan. Had compensation expense been determined based on the fair value consistent with the provisions of SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts below:

                                           Years Ended December 31,
                                             1995             1996
                                    ------------------------------------
                                    (in thousands, except per share data)
Net Income (loss)                  $       2,918.00 $     (157,088.00)
Net Income (loss) per share:
    Basic                          $            .09 $           (3.97)
    Diluted                        $            .07 $           (3.97)

     Proforma net income (loss) and net income (loss) per share have not been presented for fiscal year 1997 as the effects would not be materially different from historical results presented herein.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995, and additional awards in future years are anticipated.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 - Leases:

     The Company leases facilities, computer and other equipment under various operating leases.

     Rent expense under all operating leases was $3,369,000, $4,339,000 and $2,775,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

     Future minimum payments under operating leases with terms of one year or more consisted of the following at December 31, 1997:

      Year Ending                                                 Operating
      December 31,                                                  Leases
       1998                                                          2,172,000
       1999                                                          1,492,000
       2000                                                          1,186,000
       2001                                                            946,000
       2002                                                            851,000
       Thereafter                                                    5,492,000
                                                                   $12,139,000

Note 13 - Business Activities:

     The Company makes a substantial amount of its sales to large customers, primarily retail chain stores. At December 31, 1996 and 1997, the ten largest customer accounts receivable balances represented $81,929,000 and $65,731,000 respectively. In addition, at December 31, 1996 and 1997, unsecured foreign accounts represented approximately 12% and 20% respectively, of accounts receivable. The Company conducts ongoing credit evaluations of its customers and requires all new customers to prepay orders or to pay COD until the customer establishes a credit history with the Company.

     The Company's operations by business segment for the years ended December 1995, 1996 and 1997 were as follows:

                                                              Proprietary
                 1995                      Distribution        Product          Corporate          Consolidated
Revenues                                       657,124,000      63,014,000             187,000          720,325,000
Operating Income (Loss)                         45,419,000       3,639,000       *(12,281,000)           36,777,000
Identifiable Assets                            392,889,000     120,426,000         132,093,000          645,408,000
Depreciation and  Amortization                   3,112,000       7,225,000           5,308,000           15,645,000
Capital Expenditures                             5,312,000       1,795,000          10,858,000           17,965,000

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Business Activities, Continued:

     All amounts for 1996 and 1997 are presented after Restructuring and Other Charges (see Note 4).

                                                              Proprietary
                 1996                      Distribution        Product          Corporate          Consolidated
Revenues                                       617,885,000      72,933,000             281,000          691,099,000
Operating Income (Loss)                       (48,527,000)    (25,737,000)       *(57,826,000)        (132,090,000)
Identifiable Assets                            326,085,000     133,191,000         153,806,000          613,082,000
Depreciation and  Amortization                   3,913,000       8,357,000           7,724,000           19,994,000
Capital Expenditures                             5,277,000       2,231,000           8,707,000           16,215,000
                                                              Proprietary
                 1997                      Distribution        Product          Corporate          Consolidated
Revenues                                       368,633,000      42,430,000              34,000          411,097,000
Operating Income (Loss)                      (113,662,000)    (30,396,000)       *(81,807,000)        (225,865,000)
Identifiable Assets                            160,749,000      68,541,000          90,489,000          319,779,000
Depreciation and amortization                    2,442,000      16,843,000          17,907,000           37,139,000
Capital Expenditures                               150,000       (205,000)         (2,120,000)          (2,175,000)

     * Includes $6.4, $7.2 and $6.3 million of amortization associated with acquisition of companies in 1995, 1996 and 1997 respectively.

     Information about the Company's foreign operations and geographic sales for the year ended December 31, 1995, 1996 and 1997 is summarized as follows:

Foreign Operations:


                   1995                           Brazil           United Kingdom &           Canada
                                                                        Europe

Sales                                               $35,684,000            $58,645,000          $4,065,000
Operating Income                                      5,309,000              2,755,000             109,000
Identifiable Assets                                  41,003,000            112,220,000           3,458,000

                   1996                            Brazil          United Kingdom &           Canada
                                                                        Europe

Sales                                               $18,308,000            $58,885,000          $6,986,000
Operating Income (Loss)                             (6,247,000)           (19,441,000)             825,000
Identifiable Assets                                       - 0 -            110,080,000           5,733,000

                   1997                                            United Kingdom &           Canada
                                                                        Europe

Sales                                                                      $33,398,000          $8,678,000
Operating Income (Loss)                                                   (15,007,000)             416,000
Identifiable Assets                                                         70,808,000           6,599,000

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 - Business Activities, Continued:

     The Company's approximate sales by geographic region excluding its foreign operations, presented above, are as follows:

                                       1995            1996            1997

 United States                      $451,754,000    $448,136,000   $283,823,000
 South America and the Caribbean      43,632,000      41,682,000     34,792,000
 Pacific Rim                         103,515,000      79,605,000     26,585,000
 Europe and Other                     23,030,000      37,497,000     23,821,000
                                    ------------    ------------   ------------
                                    $621,931,000    $606,920,000   $369,021,000
                                    ============    ============   ============

     No individual customer accounted for 10% or more of the Company's consolidated sales in 1995, 1996 and 1997, except for one customer in which accounted for 17%.

Note 14 - Related Party Transactions:

     The Company has employed law firms which directors are either member of, or of counsel. In each instance the law firms are compensated on the normal hourly rate for services rendered. The Company periodically makes loans to officers and directors. At December 31, 1996 and 1995, the Company had loans to officers outstanding in an aggregate amount of approximately $1,187,000 and $480,000 respectively.

     In September 1995, the Company entered into a lease for a warehouse and office building in Albany, New York, with a partnership owned by certain of the One Way selling shareholders, one of whom is an officer of the Company. The amount of rent charged to expense, relating to this lease in fiscal year 1995, 1996 and 1997 was approximately $108,000, $347,000 and $327,000, respectively.

     In connection with the acquisition of INDI in July 1995, the Company assumed an obligation under an operating lease for a warehouse and office building in Dallas, Texas which are owned by one of the INDI selling shareholders. The amount of rent charged to expense, relating to this lease in fiscal year 1995, 1996 and 1997 was approximately $40,000, $107,000 and $107,000, respectively.

     In May 1995, the Company entered into a management agreement with Bain Capital, Inc. (Bain), pursuant to which the Company retained Bain as a consultant in connection with various financial transactions for a three year term. The management agreement provides for the payment of a consulting fee of $ 200,000 during the initial year of the agreement and a minimum of $ 150,000 for each year thereafter. The Company paid Bain a fee of $550,000 for services rendered in connection with the issuance of its Senior Subordinated Notes in July 1995. This amount was capitalized as an element of deferred financing costs. Certain affiliates of Bain are principal holders of the Company's common stock.

     In connection with the acquisition of Red Ant, the Company paid a $300,000 fee to WCI. Also, in connection with the Purchase Agreement in December 1996, the Company paid a fee of $250,000 to WCI and BTC. Pursuant to the Rights Offering the Company paid to WCI a fee of 7,500 shares of Series B Preferred Stock as consideration for WCI entering into a standby purchase commitment to purchase $17.5 million worth of rights provided that, among other things, shareholders subscribe for at least $17.5 million of rights in a proposed rights offering.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Retirement Plan:

     During 1995, the Company implemented a qualified contributory savings plan (the "Plan") as allowed under Section 401(K) of the Internal Revenue Code. The Plan permits participant contributions and allows elective Company contributions based on each participants contribution. Participants may elect to defer up to 15% of their annual compensation by contributing amounts to the Plan. The Company approved contributions of approximately $118,000, $143,000 and $124,000 for the years ended December 31, 1995, 1996 and 1997 respectively.

Note 16 - Contingencies:

     The Company is party to ordinary routine litigation incidental to its business. The Company believes that the ultimate resolution of pending litigation will not have a material effect on the Company's financial position, results of operations or cash flows.

 Note 17 -  Condensed  Financial  Information  of Entities  Operating  Under
Chapter 11:

     Combined condensed balance sheet information as of December 31, 1997 of the debtor companies is as follows:

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Note 17 -  Condensed  Financial  Information  of Entities  Operating  Under
Chapter 11, Continued:

                                             ASSETS
CURRENT ASSETS
   Cash and cash equivalents                              $            4,018
   Accounts receivable, net                                           83,188
   Inventory                                                          63,499
   Prepaid expenses and advances                                       3,382
   Refundable income taxes                                             2,071
                                                         -------------------
      Total current assets                                           156,158
INVESTMENTS IN AND ADVANCES TO AFFILIATES                              6,049
PROPERTY AND EQUIPMENT                                                26,170
COPYRIGHTS                                                             3,724
COST IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED                   46,076
COVENANTS NOT TO COMPETE                                               3,661
OTHER ASSETS                                                           5,439
                                                         -------------------
                                                          $          247,277
                                                         ===================
                         LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
   Excess of outstanding checks over bank balances        $            1,494
   Notes payable                                                      37,000
   Current maturities of long-term debt                                  633
   Accounts payable and accrued expenses                              37,491
                                                         -------------------
      Total current liabilities                                       76,618
LONG-TERM DEBT                                                         6,642
LIABILITIES SUBJECT TO SETTLEMENT UNDER THE REORGANIZATION CASE      430,838
STOCKHOLDERS' EQUITY (DEFICIT)
   Common stock                                                            4
   Preferred stock                                                         5
   Additional paid-in capital                                        146,965
   Employee notes for stock purchases                                    (52)
   Retained earnings (deficit)                                      (413,743)
                                                         -------------------
                                                                    (266,821)
                                                         -------------------
                                                          $          247,277
                                                         ===================

*   The following subsidiaries do not have any operating activity:
    AEC Americas, Inc., FL Acquisition Corp. and AEC Acquisition Corp.

                     ALLIANCE ENTERTAINMENT CORP. AND SUBSIDIARIES
                              (DEBTOR-IN-POSSESSION)
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Note 17 - Condensed Financial Information of Entities Operating Under Chapter 11, Continued:

     Included in investments and advances are amounts due from affiliates aggregating $27,444,000.

     Combined condensed statement of operations information for the year ended December 31, 1997 of the debtor companies is as follows:


Net sales                                                    $         373,193
Cost of sales                                                          365,464
                                                             ------------------
     Gross profit                                                        7,729

Selling, general and administrative expenses                            87,708
Asset impairment charge                                                108,855
Amortization of intangible assets                                       14,109
                                                             ------------------
                                                                       210,672
                                                             ------------------
                                                                      (202,943)
                                                             ------------------

Reorganization items                                                    14,476

Other income (expenses)
   Equity in net loss of unconsolidated entities                       (32,482)
   Amortization of deferred financing costs                             (2,326)
   Other expenses - net                                                   (357)
   Interest expense                                                    (23,011)
                                                             ------------------
                                                                       (58,176)
                                                             ------------------
   Loss before income taxes                                           (275,595)

Provision for income taxes                                               6,862
                                                             ------------------

   Net loss                                                   $       (282,457)
                                                             ==================


*  The following subsidiaries do not have any operating activity:
    Alliance Ventures Inc., AEC Americas, Inc., FL Acquisition Corp. and AEC Acquisition Corp.